UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  September 19, 2024

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock	$0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into A Material Definitive Agreement

On September 19, 2024, Bloomin’ Brands, Inc. (the “Company”) and its wholly-owned subsidiary OSI Restaurant Partners, LLC, as co-borrowers (each, a “Borrower” and together, the “Borrowers”), certain lenders and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), entered into a Third Amended and Restated Credit Agreement (the “New Credit Agreement”). The New Credit Agreement amends and restates the Second Amended and Restated Credit Agreement, dated April 16, 2021 (as previously amended, the “Existing Credit Agreement”).

The New Credit Agreement: (i) provides an increase in the Company’s revolving credit facility from $1.0 billion to $1.2 billion; and (ii) extends the maturity date to September 19, 2029. The total indebtedness of the Company and interest rate applied to the Company’s borrowings remained unchanged as a result of the New Credit Agreement.

The commitments under the New Credit Agreement may be increased in an aggregate principal amount of up to (i) $550.0 million or (ii) at the Borrowers’ option, up to an unlimited amount of incremental facilities, so long as the Consolidated Senior Secured Net Leverage Ratio is no more than 3.00 to 1.00 as of the last day of the most recent period of four consecutive fiscal quarters ended, after giving effect to any such incurrence on a pro forma basis.

Pursuant to the New Credit Agreement, the Company may elect an interest rate based on the Base Rate or Term SOFR, plus an applicable spread. The Base Rate option is the highest of: (i) the prime rate of Wells Fargo Bank, National Association; (ii) the federal funds effective rate, subject to a 0% floor, plus 0.5 of 1.0%; or (iii) the one-month Term SOFR plus a 0.10% Term SOFR Adjustment plus 1.0%. Term SOFR is the forward-looking term rate based on the secured overnight financing rate that is published by CME Group Benchmark Administration Limited (or a successor administrator of such rate) plus a 0.10% Term SOFR Adjustment, subject to a 0% floor. The applicable spreads under the New Credit Agreement will be 50 to 150 points and 150 to 250 points above the Base Rate and Term SOFR, respectively.

The New Credit Agreement includes a financial covenant requiring that the Borrowers’ Total Net Leverage Ratio (“TNLR”) not exceed 4.50 to 1.00 (with a limited ability to temporarily increase TNLR to 5.00 to 1.00 in connection with material acquisitions) and affirmative and negative covenants that are in each case generally similar to those contained in the Existing Credit Agreement.

The New Credit Agreement is guaranteed by each of the Company’s current and future domestic 100% owned subsidiaries (other than the co-borrower), subject to certain exceptions (the “Guarantors”), and will be secured by substantially all owned or later acquired assets of the Borrowers and Guarantors, including a pledge of all the capital stock of substantially all of the Company’s domestic subsidiaries.

Certain of the lenders and certain of their affiliates have performed investment banking, commercial lending and advisory services for the Company and its subsidiaries from time to time, for which they have received customary fees and expenses, including in connection with prior credit facilities and prior securities offerings. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its subsidiaries in the ordinary course of their business.

The foregoing description of the New Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the New Credit Agreement that is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1
Third Amended and Restated Credit Agreement, dated September 19, 2024, by and among Bloomin’ Brands, Inc., OSI Restaurant Partners, LLC, the guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	September 24, 2024	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer